Exhibit 99.2

Contact:

ImmunoCellular Therapeutics, Ltd.

Investor Relations

Jane Green

415.348.0010 direct

415.652.4819 mobile

jane@jmgcomm.com

ImmunoCellular Therapeutics, Ltd. Announces Pricing of its Previously Announced Public Offering of Common Stock and Warrants

Los Angeles, CA – October 18, 2012 – ImmunoCellular Therapeutics, Ltd. (“ImmunoCellular”) (NYSE MKT: IMUC) today announced that it has priced an underwritten public offering of an aggregate of 10,000,000 shares of its Common Stock, at a price to the public of $2.10 per share, and warrants to purchase up to an aggregate of 4,500,000 shares of Common Stock. The net offering proceeds to ImmunoCellular from this offering are expected to be approximately $19.3 million, after deducting underwriting discounts and commissions and other estimated offering expenses, but excluding the exercise of any warrants and any exercise of the underwriters’ over-allotment option.

The shares of common stock and warrants will be issued separately. The warrants are exercisable immediately upon issuance, have a five-year term and an exercise price of $2.65 per share. The warrants will be certificated, and will be delivered to the investors by physical delivery following the closing. There is no established public trading market for the warrants and we do not expect a market to develop.

In addition, ImmunoCellular has granted the underwriters a 30-day option to purchase up to an additional 1,500,000 shares of common stock and warrants to purchase up to an additional 675,000 shares of common stock to cover over-allotments, if any. The offering is expected to close on or about October 23, 2012, subject to customary closing conditions.

Lazard Capital Markets LLC is acting as the sole book-running manager for the offering, with ROTH Capital Partners, LLC, Maxim Group LLC and Summer Street Research Partners acting as the co-managers for the offering.

ImmunoCellular intends to use the net proceeds of this offering for its ongoing clinical development of ICT-107 and for general corporate purposes, including research and development activities for our other product candidates and any future product candidates that it may develop or acquire, as well as for general corporate purposes.

The securities described above are being offered pursuant to an effective registration statement on Form S-3, together with a prospectus supplement and accompanying base prospectus, previously filed with, and declared effective by, the Securities and Exchange Commission (the “SEC”). The securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A copy of the final prospectus supplement relating to the offering, when available, may be obtained from Lazard Capital Markets LLC, 30 Rockefeller Plaza, 60th Floor, New York, NY, 10020 or via telephone at (800) 542-0970.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About ImmunoCellular Therapeutics, Ltd.

ImmunoCellular Therapeutics, Ltd. is a Los Angeles-based clinical-stage company that is developing immune-based therapies for the treatment of brain and other cancers. ImmunoCellular has commenced a Phase II trial of its lead product candidate, ICT-107, a dendritic cell-based vaccine targeting multiple tumor-associated antigens for glioblastoma.